Exhibit 3.221

CERTIFICATE OF INCORPORATION

OF

SHERIDAN RADIOLOGY SERVICES, INC.

FIRST: The name of the Corporation is Sheridan Radiology Services, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1007 Orange Avenue, Suite 1410, Wilmington, County of New Castle, Delaware 19801. The registered agent of the Corporation at that address is Delaware Incorporators & Registration Service, LLC.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, provided that the Corporation’s activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner as to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

FOURTH: The Corporation shall have authority to issue One Thousand (1,000) shares of common stock, having apar value of $.01 (One Cent) per share.

FIFTH: The Corporation shall indemnify its Directors, Officers, employees and agents to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, or any successor provision of Delaware Law.

SIXTH: No Director of the Corporation shall be personally liable to the Corporation nor its Stockholders except for (i) any breach of the Director’s duty of loyalty to the Corporation or its Stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments or stock purchases or redemptions under Section 174 of the Delaware General Corporation Law (or any successor provision of Delaware law), or (iv) any transaction from which the director derived an improper personal benefit; and the Directors of the Corporation shall be entitled, to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of Directors.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the number of members of which shall be set forth in the By-Laws of the Corporation. The Directors need not be elected by ballot unless required by the By-Laws of the Corporation.

EIGHTH: Meetings of the Stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH: In the furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in the Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: The Corporation shall have no power and may not be authorized by its Stockholders or Directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

TWELFTH: The name and mailing address of the Incorporator is Joan L. Yori, 1007 Orange Avenue, Suite 1410, Wilmington, Delaware 19801.

THIRTEENTH: The powers of the Incorporator shall terminate upon election of Directors.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of September, 2006.

/s/ Joan L. York
Joan L. York, Incorporator

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SHERIDAN RADIOLOGY SERVICES, INC.

Sheridan Radiology Services, Inc., a corporation organized and existing under and by virtue of the General Corporate Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article Third of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.”

2. Article Eleventh of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“ELEVENTH: [Reserved].”

3. The foregoing amendments to the Certificate of Incorporation of the Corporation have been duly adopted by the Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 242 of the Delaware General Corporation Law, as amended (“DGCL”), and written consent of the sole shareholder of the Corporation has been duly given to this amendment in accordance with the provisions of Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed on its behalf this 28th day of June, 2012.

By:	/s/ Gilbert Drozdow
	Name:	Gilbert Drozdow
	Title:	President